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                                                                     Exhibit 8.1


September 30, 2002


Telia AB
Marbackagatan 11
S-123 86 Farsta, Sweden

Re: Exchange Offer


Ladies and Gentlemen:

    We have acted as special tax counsel to Telia AB, a public limited company organized under the laws of the Kingdom of Sweden ("Telia") and Sonera Corporation, a public limited liability company organized under the laws of the Republic of Finland, in connection with Telia's offer to acquire all of the outstanding shares, including shares in the form of American depositary receipts ("ADS"), and certain warrants of Sonera in exchange for Telia shares, including Telia ADSs, and Telia warrants (the "Exchange Offer"), as described in the prospectus dated September 30, 2002 (the "Prospectus"), included in the Registration Statement on Form F-4 filed with the Securities and Exchange Commission. At your request, we are rendering our opinion concerning the material United States federal income tax consequences regarding the Exchange Offer. In connection therewith we have reviewed the Registration Statement.

    This opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. We assume that the operative documents for the Exchange Offer described in the Prospectus will be performed in accordance with the terms described therein. Any material amendments to such document could affect the opinion referred to herein.

     Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Prospectus under the caption "United States Federal Income Tax Considerations."

     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "United States Federal Income Tax Considerations" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Sincerely,




                                   WHITE & CASE LLP

JN:SDR